UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2018

KINDER MORGAN CANADA LIMITED

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation)	000-55864 (Commission File Number)	N/A (I.R.S. Employer Identification No.)

Suite 3000, 300 — 5th Avenue S.W.

Calgary, Alberta T2P 5J2

(Address of principal executive offices, including zip code)

(403) 514-6780

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Introductory Note

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Kinder Morgan Canada Limited (the “Company”) on June 1, 2018 (“Form 8-K dated June 1, 2018”), the Company, Kinder Morgan Cochin ULC (“KMCU”) and Kinder Morgan, Inc. (“KMI”) entered into a Share and Unit Purchase Agreement (the “Purchase Agreement”) with Her Majesty in Right of Canada, as represented by the Minister of Finance (the “Purchaser”) on May 29, 2018. Pursuant to the Purchase Agreement and upon consummation of the Transaction, the Purchaser indirectly acquired from KMCU (a) all of the shares of Trans Mountain Pipeline ULC, (b) all of the partnership units of Trans Mountain Pipeline L.P. and (c) all of the shares of Kinder Morgan Canada Inc., for aggregate consideration of C$4.5 billion, subject to certain adjustments (the “Transaction”). The sale of these securities transferred to the Purchaser the ownership of the companies and limited partnership that hold the Trans Mountain pipeline system (“TMPL”) and related expansion project (“TMEP”), the Puget Sound pipeline system and the Canadian employees that operate the business and assets to be sold.

As previously disclosed in the Form 8-K dated June 1, 2018, KMCU entered into a credit agreement with an effective date of May 30, 2018, among KMCU, the Royal Bank of Canada, as administrative agent, and the lenders party thereto (the “May 2018 Credit Agreement”), establishing a C$500 million revolving secured credit facility for general corporate purposes, including working capital.

As previously disclosed in the Current Report on Form 8-K filed with the SEC by the Company on June 15, 2018, an affiliate of the Company, Trans Mountain Pipeline L.P. (the “Trans Mountain Pipeline”), entered into a credit agreement, dated June 14, 2018 (the “June 2018 Credit Agreement”), among Trans Mountain Pipeline, the Royal Bank of Canada, as administrative agent and The Toronto-Dominion Bank establishing non-revolving, unsecured construction credit facilities in an aggregate principal amount of up to C$1 billion to facilitate the resumption of the TMEP planning and construction work until closing of the transactions contemplated by the Purchase Agreement.

The Transaction was subject to a number of conditions, including approval by at least two-thirds of the votes cast by the holders of the Company’s restricted voting shares, special voting shares, preferred shares, series 1, and preferred shares, series 3 (collectively, the “Shareholders”), voting together as a single class, represented in person or by proxy at the meeting, as well as certain regulatory and government approvals and other customary closing conditions. Kinder Morgan Canada Company and KM Canada Terminals ULC, together holding all of the issued and outstanding special voting shares of the Company and representing 65.9% of the shares eligible to vote at the meeting, entered into support agreements with the Purchaser and the Company pursuant to which they agreed, among other things, to vote the special voting shares in favor of the Transaction at the meeting. The Company held a meeting of its Shareholders on August 30, 2018, at which the Shareholders approved the Transaction. The Transaction was consummated on August 31, 2018 (the “Closing”).

On September 4, 2018, the Company announced that its board of directors unanimously voted to distribute the net proceeds from the Transaction, after payment of capital gains taxes, customary purchase price adjustments and repayment of the Company debt, as a return of capital to shareholders. The return of capital to holders of the Company’s restricted voting shares is expected to be approximately C$1.2 billion, or approximately $11.40 per restricted voting share. To facilitate the return of capital, the Company will seek shareholder approval to reduce the stated capital of the Company’s restricted voting shares by C$1.45 billion.  The board of directors of the Company also unanimously approved a proposal to effect a consolidation, or “reverse stock split”, of the restricted voting shares and special voting shares (“Company Voting Shares”) on a one-for-three basis.  Subject to the reduction in stated capital and reverse split being approved by holders of Company Voting Shares, the Company anticipates the payment date for the proposed return of capital is expected to be January 3, 2019, with the reverse stock split to follow in due course.  The Company announced that it expects to pay an annual dividend of C$0.65 per each post-reverse-stock-split share.

Item 1.01 Entry into a Material Definitive Agreement.

New Credit Agreement

On August 31, 2018, in connection with the Closing, borrowings outstanding under the May 2018 Credit Agreement were repaid using proceeds from the Transaction, and the May 2018 Credit Agreement was terminated in accordance with its terms. On August 31, 2018 and concurrently with the termination of the May 2018 Credit Agreement, KMCU (the “Borrower”) entered into and satisfied the conditions to the effectiveness of a credit agreement made as of August 31, 2018 with Royal Bank of Canada, as administrative agent, and the lenders party thereto (the “New Credit Agreement”) establishing a C$500 million revolving unsecured credit facility, which is made up of a C$25 million operating tranche and a C$475 million syndicated tranche, for general corporate purposes, including working capital.

The New Credit Agreement provides for a maturity date of August 31, 2022. The interest and fee margins under the New Credit Agreement are dependent on the long-term debt ratings of the Borrower. Depending on such ratings and the type of loan requested by the Borrower, interest on loans outstanding under the New Credit Agreement will be calculated based on (a) a Canadian prime rate of interest plus a maximum applicable margin of 1.25% per annum and a minimum applicable margin of 0.0% per annum, (b) a U.S. base rate of interest plus a maximum applicable margin of 1.25% per annum and a minimum applicable margin of  0.0% per annum or (c) LIBOR/bankers’ acceptance fees/letter of credit fees based on a maximum applicable margin of 2.25% per annum and a minimum applicable margin of 1.00% per annum. Standby fees for unused borrowing capacity will be calculated based on a maximum rate of 0.45% per annum and a minimum rate of 0.20% per annum. The Borrower’s obligations under the New Credit Agreement are unsecured.

The New Credit Agreement contains various financial and other covenants that apply to the Borrower and certain of its subsidiaries (the “Borrower Group Members”) and are common in such agreements, including: (a) a maximum ratio of consolidated total funded debt to consolidated EBITDA of 5.00:1.00; (b) a restriction on the maximum aggregate amount of restricted subsidiary debt plus the aggregate amount of consolidated funded debt of Borrower Group Members secured by certain permitted liens; (c) in the event that Borrower ceases to have an investment grade rating or if no debt rating agency is issuing a debt rating in respect of the Borrower, a requirement that the Borrower maintain a minimum ratio of consolidated EBITDA to consolidated interest expense of 2.50:1.00; and (d) restrictions on the Borrower Group Members’ ability to grant liens, make dispositions, engage in transactions with affiliates and engage in corporate reorganization transactions.

In addition, the New Credit Agreement contains customary events of default, including non-payment; non-compliance with covenants (in some cases, subject to grace periods); payment default under, or acceleration events affecting, certain other indebtedness of the Borrower Group Members; bankruptcy or insolvency events involving the Borrower Group Members; and a change of control of the Borrower. If an event of default under the New Credit Agreement exists and is continuing, the lenders could terminate their commitments and accelerate the maturity of the Borrower’s outstanding obligations under the New Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in the Introductory Note and Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note above is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in the Introductory Note and Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Transaction, Ian Anderson, the President of the Company, and David Safari, a named executive officer of the Company, resigned from their respective positions with the Company and certain of the Company’s affiliates, effective at Closing.

Also effective at Closing, the board appointed John W. Schlosser, formerly President, Terminals, to the position of President of the Company. The compensation of Mr. Schlosser, who is also an executive officer of KMI, is, and will continue to be, determined exclusively by the board of directors and compensation committee of KMI. The portion of his compensation that is allocated to duties performed on behalf of the Company is allocated to the Company, and the Company reimburses KMI for such allocated amount pursuant to the services agreement among the Company, Kinder Morgan Canada Services Inc., Kinder Morgan Canada GP Inc. and Kinder Morgan Canada Limited Partnership. No profit or margin is charged in such allocation, unless otherwise required by applicable laws.

A copy of the press release announcing Mr. Schlosser’s appointment is filed with this Current Report Form 8-K as Exhibit 99.3.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 30, 2018, the Company held a special meeting of its Shareholders to vote on the proposal to approve the Transaction identified in the definitive proxy statement (the “Proposal”), dated July 27, 2018 (the “Proxy Statement”), which was first mailed to Shareholders on or about August 7, 2018.

As of the close of business on July 23, 2018, the record date for the meeting, there were 104,023,460 restricted voting shares, 244,061,460 special voting shares, 12,000,000 preferred shares, Series 1, and 10,000,000 preferred shares, Series 3, issued and outstanding and entitled to vote at the meeting. Shareholders representing 87.70 % of the votes entitled to be cast at the meeting were present in person or represented by proxy at the meeting. The proposal voted on was approved by the requisite vote of Shareholders. The table below details the voting results for the Proposal:

Votes For	Votes Against	Votes Abstained
324,524,791	54,071	0

The Proposal received the affirmative vote of approximately 99.98% of the shares outstanding and entitled to vote thereon.

Item 8.01 Other Items.

The information set forth in the Introductory Note and Item 1.01 above is incorporated by reference into this Item 8.01.

In connection with the Closing, the June 2018 Credit Agreement was repaid and terminated in accordance with its terms.

On August 30, 2018 the Company issued a press release announcing the results of the Shareholder vote at the special meeting and the expectation to close the Transaction. The press release is furnished hereto as Exhibit 99.1 and incorporated by reference herein.

On August 31, 2018, the Company issued a press release announcing Closing and the anticipated timing of the Company’s announcement of its plan for the use of proceeds from the Transaction. The press release is furnished hereto as Exhibit 99.2 and incorporated by reference herein.

On September 4, 2018, the Company issued a press release announcing its plan for the use of proceeds from the Transaction. The press release is furnished hereto as Exhibit 99.3 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(b)

The unaudited pro forma financial statements of the Company for the six months ended June 30, 2018 and each of the years ended December 31, 2017, 2016 and 2015 were previously filed as part of the Proxy Statement beginning on page C-1 which information is incorporated by reference herein.

(d) Exhibits

99.1	Press Release, dated as of August 30, 2018, announcing results of Shareholder Vote

99.2	Press Release, dated as of August 31, 2018, announcing Closing of Transaction

99.3	Press Release, dated as of September 4, 2018, announcing plan for use proceeds by Kinder Morgan Canada Limited

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN CANADA LIMITED

Dated: September 6, 2018	By:	/s/ Dax A. Sanders
Dax A. Sanders Chief Financial Officer